UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 5, 2023

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-3526	The Southern Company	58-0690070
(A Delaware Corporation)
30 Ivan Allen Jr. Boulevard, N.W.
Atlanta, Georgia 30308
(404) 506-5000

1-6468	Georgia Power Company	58-0257110
(A Georgia Corporation)
241 Ralph McGill Boulevard, N.E.
Atlanta, Georgia 30308
(404) 506-6526

The names and addresses of the registrants have not changed since the last report.

This combined Form 8-K is furnished separately by two registrants: The Southern Company and Georgia Power Company. Information contained herein relating to each registrant is furnished by each registrant solely on its own behalf. Each registrant makes no representation as to information relating to the other registrant.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of each class	Trading Symbol(s)	Name of each exchange on which registered
The Southern Company	Common Stock, par value $5 per share	SO	New York Stock Exchange
The Southern Company	Series 2017B 5.25% Junior Subordinated Notes due 2077	SOJC	New York Stock Exchange
The Southern Company	Series 2020A 4.95% Junior Subordinated Notes due 2080	SOJD	New York Stock Exchange
The Southern Company	Series 2020C 4.20% Junior Subordinated Notes due 2060	SOJE	New York Stock Exchange
The Southern Company	Series 2021B 1.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2081	SO 81	New York Stock Exchange
Georgia Power Company	Series 2017A 5.00% Junior Subordinated Notes due 2077	GPJA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). (Response applicable to each registrant)
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02    Results of Operations and Financial Condition.
The information set forth below in Item 8.01 related to the expected charge to income for the third quarter 2023 is incorporated by reference into this Item 2.02.
Item 8.01        Other Events.
Litigation Settlement
On October 5, 2023, Georgia Power Company (“Georgia Power”) reached an agreement (the “OPC Settlement”) with Oglethorpe Power Corporation (“OPC”) to resolve its dispute with OPC regarding the proper interpretation of the cost-sharing and tender provisions of the joint ownership agreements relating to Plant Vogtle Units 3 and 4 (the “Vogtle Joint Ownership Agreements”).
As described in more detail in The Southern Company’s and Georgia Power’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2023 (the “Form 10-Q”), under the cost-sharing provisions of the Vogtle Joint Ownership Agreements, Georgia Power agreed to bear responsibility for up to $180 million of qualifying construction costs of the other owners (the “Other Vogtle Owners”) of Plant Vogtle Units 3 and 4 (or up to approximately $99 million with respect to OPC’s ownership interest) in the event of certain increases in qualifying construction costs for Plant Vogtle Units 3 and 4. In addition, the tender provisions of the Vogtle Joint Ownership Agreements provide that if the estimated cost at completion of Plant Vogtle Units 3 and 4 was revised and exceeded a certain level, each of the Other Vogtle Owners had a one-time right to tender a portion of its ownership interest to Georgia Power in exchange for Georgia Power’s agreement to pay 100% of such Other Vogtle Owner’s remaining share of total construction costs in excess of the triggering level.
As described in the Form 10-Q, Georgia Power and OPC and the City of Dalton, Georgia, an incorporated municipality in the State of Georgia, acting by and through its Board of Water, Light, and Sinking Fund Commissioners (“Dalton”), do not agree on either the starting dollar amount for the determination of cost increases subject to the cost-sharing and tender provisions of the Vogtle Joint Ownership Agreements or the extent to which COVID-19-related costs impact those provisions. OPC and Dalton notified Georgia Power that they believe the project capital cost forecast approved by the Vogtle owners in February 2022 triggered the tender provisions. In June 2022 and July 2022, OPC and Dalton, respectively, notified Georgia Power of their purported exercises of their tender options. Georgia Power did not accept these purported tender exercises. In June 2022, OPC filed a lawsuit against Georgia Power seeking, among other things, a declaratory judgment that the cost-sharing and tender provisions had been triggered. In September 2022, Dalton filed a complaint in that lawsuit. Georgia Power answered both complaints and asserted counterclaims against OPC and Dalton.
Under the terms of the OPC Settlement, among other items, (i) OPC will retract its exercise of the tender option and will retain its full ownership interest in Plant Vogtle Units 3 and 4, (ii) Georgia Power will, within five business days of the date of the OPC Settlement, make a payment of $308 million to OPC, representing payment for a portion of OPC’s costs of construction for Plant Vogtle Units 3 and 4 previously incurred, (iii) Georgia Power will pay a portion of OPC’s further costs of construction for Plant Vogtle Units 3 and 4 as such costs are incurred and with no further adjustment for force majeure costs, which payments will be in an aggregate amount of approximately $105 million based on the current project capital cost forecast, and (iv) Georgia Power will pay 66% of OPC’s costs of construction with respect to any amounts above the current project capital cost forecast, with no further adjustment for force majeure costs. In addition, OPC and Georgia Power agreed to dismiss the pending litigation with OPC described above, including Georgia Power’s counterclaims against OPC.
Based on the current project capital cost forecast and as a result of the OPC Settlement, Georgia Power expects to record a charge to income of approximately $152 million ($114 million after tax) for the third quarter 2023.
The OPC Settlement does not resolve the related pending litigation with Dalton. With respect to the dispute with Dalton, based on the current project capital cost forecast, Georgia Power has remaining potential exposure of up to approximately $17 million of further pre-tax charges to income.
Further, as previously disclosed, in September 2022, Georgia Power reached an agreement with the Municipal Electric Authority of Georgia and certain of its subsidiaries (collectively, “MEAG Power”)

to resolve a similar dispute with MEAG Power (the “MEAG Power Settlement”). The OPC Settlement does not affect the terms of the MEAG Power Settlement.
The ultimate outcome of these matters cannot be determined at this time.
Plant Vogtle Unit 4 Projected In-Service Date
On October 6, 2023, Georgia Power announced that during the start-up and pre-operational testing for Plant Vogtle Unit 4, Southern Nuclear Operating Company, Inc. (“Southern Nuclear”) identified a motor fault in one of four reactor coolant pumps (“RCPs”) and has started the process to replace this RCP with an on-site spare RCP from inventory. Considering this remediation and the remaining pre-operational testing, Georgia Power projects that the Unit 4 in-service date will occur during the first quarter 2024.
With Unit 3’s four RCPs having operated as designed, Southern Nuclear believes that the motor fault on this single Unit 4 RCP is an isolated event. The projected schedule for Unit 4 primarily depends on the continued progression of pre-operational testing and start-up, which may be impacted by further equipment, component, and/or other operational challenges. Ongoing or future challenges also include management of contractors and vendors and/or related cost escalation. As testing continues, new challenges also may continue to be identified, which may result in required engineering changes or remediation related to plant systems, structures, or components (some of which are based on new technology that only within the last few years began initial operation in the global nuclear industry at this scale). These challenges may result in further schedule delays and/or cost increases.
Further updates will be provided in connection with The Southern Company’s (“Southern Company”) earnings call in November 2023.
The ultimate outcome of these matters cannot be determined at this time.
Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this Current Report on Form 8-K is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning the projected in-service date for Plant Vogtle Unit 4. Southern Company and Georgia Power caution that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company and Georgia Power; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Southern Company’s and Georgia Power's Annual Reports on Form 10-K for the year ended December 31, 2022, and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: the ability to control costs and avoid cost and schedule overruns during the development, construction, and operation of facilities or other projects, including Plant Vogtle Unit 4, which includes components based on new technology that only within the last few years began initial operation in the global nuclear industry at this scale, due to current and/or future challenges which include, but are not limited to, changes in labor costs, availability and productivity, challenges with the management of contractors or vendors, subcontractor performance, adverse weather conditions, shortages, delays, increased costs, or inconsistent quality of equipment, materials, and labor, contractor or supplier delay, the impacts of inflation, delays due to judicial or regulatory action, nonperformance under construction, operating, or other agreements, operational readiness, including specialized operator training and required site safety programs, engineering or design problems or any remediation related thereto, design and other licensing-based compliance matters, challenges with start-up activities, including major equipment failure, or system integration, and/or operational performance, continued challenges related to the COVID-19 pandemic or future pandemic health events, continued public and policymaker support for projects, environmental and geological conditions, delays or increased costs to interconnect facilities to transmission grids, and increased financing costs as a result of changes in market interest rates or as a result of project delays; the ability to overcome or mitigate the current challenges, or challenges yet to be identified, at Plant Vogtle Unit 4, that could further impact the cost and schedule for the project; legal proceedings and regulatory approvals and actions related to construction projects, such as Plant Vogtle Units 3 and 4, including Georgia Public Service Commission approvals and U.S. Nuclear Regulatory Commission (“NRC”) actions; under certain specified circumstances, a decision by holders of more than 10% of the ownership interests of Plant Vogtle Units 3 and 4 not to proceed with construction; the ability to construct facilities in accordance with the requirements of permits and licenses (including satisfaction of NRC requirements), to satisfy any environmental performance standards and the requirements of tax credits and other incentives, and to integrate facilities into the Southern Company system upon completion of construction; the inherent risks involved in operating and constructing nuclear generating facilities; the ability of counterparties of Georgia Power to make payments as and when due and to perform as required; the direct or indirect effect on Georgia Power's business resulting from cyber intrusion or physical attack and the threat of cyber and physical attacks; catastrophic events such as fires, earthquakes, explosions, floods, tornadoes, hurricanes and other storms, droughts, pandemic health events, political unrest, wars or other similar occurrences; the potential effects of the continued COVID-19 pandemic; and the direct or indirect effects on Georgia Power's business resulting from incidents affecting the U.S. electric grid or operation of generating or storage resources. Southern Company and Georgia Power expressly disclaim any obligation to update any forward–looking information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2023	THE SOUTHERN COMPANY GEORGIA POWER COMPANY
	By	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary

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